Exhibit 5.1

Baker & Hostetler LLP

Key Tower 127 Public Square, Suite 2000 Cleveland, OH 44114-1214

T 216.621.0200 F 216.696.0740 www.bakerlaw.com

November 14, 2023

Chesapeake Utilities Corporation

500 Energy Lane

Dover, Delaware 19901

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), in connection with a prospectus supplement, dated November 9, 2023 (the “Prospectus Supplement”), relating to the offer and sale by the Company of an aggregate of 4,438,596 shares (the “Shares”) of the Company’s common stock, par value $0.4867 per share, pursuant to the Underwriting Agreement, dated November 9, 2023 (the “Underwriting Agreement”), by and among the Company, Barclays Capital Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, and the notice of exercise of the overallotment option, dated November 10, 2023. The Prospectus Supplement supplements a prospectus contained in the Registration Statement on Form S-3 (Registration No. 333-274284) (the “Registration Statement”) filed by the Company on August 31, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold as contemplated in the Prospectus Supplement and upon payment therefor and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

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November 14, 2023

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP